                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
         the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]


Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             PURE RESOURCES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.


[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     3) Filing Party:

        ------------------------------------------------------------------------
     4) Date Filed:

        ------------------------------------------------------------------------

                             PURE RESOURCES, INC.

                               500 West Illinois
                             Midland, Texas 79701

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held on May 9, 2001

To the Stockholders of
PURE RESOURCES, INC.

     Notice is hereby given that the annual meeting of stockholders of Pure Resources, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 9, 2001, at 10:00 a.m., local time, in the 12th Floor Meeting Room of the Pure Resources Building at 500 West Illinois, Midland, Texas 79701 for the following purposes:

     1. To elect eight directors to serve until the Annual Meeting of Stockholders in 2002;

     2. To approve the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2001; and

     3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     Only stockholders of record at the close of business on March 21, 2001 are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

     You are cordially invited and urged to attend the meeting, but if you are unable to attend, please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed stamped envelope. A prompt response will be appreciated. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   SUSAN D. ROWLAND
                                   Corporate Secretary

Midland, Texas
March 30, 2001

                             Pure Resources, Inc.
                               500 West Illinois
                             Midland, Texas 79701

                                PROXY STATEMENT
                                      For
                        ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on May 9, 2001


                            SOLICITATION OF PROXIES

Solicitation and Revocability of Proxies

   This proxy statement is furnished to holders of Pure Resources, Inc. ("Pure Resources" or the "Company") common stock, $0.01 par value ("Common Stock"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders of Pure Resources to be held on Wednesday, May 9, 2001, at 10:00 a.m., local time, in the 12th Floor Meeting Room of the Pure Resources Building at 500 West Illinois, Midland, Texas 79701, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

   Shares represented by a proxy in the form enclosed, duly signed, dated and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given, but in the absence of directions to the contrary, such shares will be voted (i) for the election of the Board's nominees for directors, (ii) for the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2001 and (iii) in accordance with the best judgment of the persons voting on any other proposals that may come before the meeting. The Board of Directors knows of no other matters, other than those stated in the foregoing notice, to be presented for consideration at the meeting or any adjournment(s) thereof. If, however, any other matters properly come before the meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the meeting from time to time.

   Any stockholder executing and returning a proxy has the power to revoke it at any time before it is voted by delivering to the Corporate Secretary of the Company, 500 West Illinois, Midland, Texas 79701, a written revocation thereof or by duly executing a proxy bearing a later date. Any stockholder attending the annual meeting of stockholders may revoke his proxy by notifying the Corporate Secretary at such meeting and voting in person if he desires to do so. Attendance at the annual meeting will not by itself revoke a proxy.

   The approximate date on which this proxy statement and the form of proxy are first sent to stockholders is March 30, 2001.

   The cost of soliciting proxies will be borne by the Company. Solicitation may be made, without additional compensation, by directors, officers and regular employees of the Company in person or by mail, telephone or telegram. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock held of record by such persons, and Pure Resources will reimburse the forwarding expense. All costs of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company.

Shares Outstanding and Voting Rights

   The close of business on March 21, 2001 is the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The only voting security of the Company outstanding is the Common Stock, each share of which entitles the holder thereof to one vote. At the record date for the meeting, there were outstanding and entitled to be voted 50,042,141 shares of Common Stock.

   With respect to Proposal 1, the eight nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the annual meeting, and entitled to vote on the election of directors, will be elected as a directors of the Company. With respect to Proposal 2, the affirmative vote of a majority of the votes cast by stockholders present or represented by proxy at the Annual Meeting will be required for approval of the appointment of independent public accountants. Thus, any abstentions, "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon) or other limited proxies will have no effect on the election of directors or the approval of the appointment of the independent public accountants.

Merger History

   On May 25, 2000, Titan Exploration, Inc. ("Titan") became a subsidiary of the Company when a subsidiary of the Company merged into Titan (the "Merger").
Prior to the Merger, the Company was a wholly-owned subsidiary of Union Oil Company of California ("Union Oil").

Security Ownership of Certain Beneficial Owners and Management

   The table below sets forth information concerning (i) the only persons known by the Company, based upon statements filed by such persons pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially in excess of 5% of the Common Stock as of March 21, 2001, and (ii) the shares of Common Stock beneficially owned, as of March 21, 2001, by each director of the Company, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all executive officers and directors of the Company as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

                                                                                        Shares
                                                                                  Beneficially Owned
Name of Beneficial Owner                                                           Number    Percent
------------------------                                                         ----------  --------
Current Directors and Named Executive Officers (1):
   Jack D. Hightower (2).................................................         2,550,437      5.0%
   George G. Staley (3)..................................................           581,538      1.2%
   William K. White (4)..................................................           139,397       *
   Gary M. Dupriest (5)..................................................            50,101       *
   Dan P. Colwell (6)....................................................           161,579       *
   Darrell D. Chessum (7)................................................                 1       *
   Keith A. Covington....................................................               501       *
   Graydon H. Laughbaum, Jr..............................................                 1       *
   Timothy H. Ling (7)...................................................                 1       *
   H D Maxwell...........................................................                 1       *
   Herbert C. Williamson, III............................................               702       *

Current Executive Officers and Directors as a Group (16 persons) (8).....         4,021,972      7.8%

Holders of 5% or More Not Named Above:
   Union Oil Company of California (9)...................................        32,709,067     65.4%
       2141 Rosecrans Avenue, Suite 4000
       El Segundo, California 90245

_____________
*   Less than 1%.
(1) The business address of each director and executive officer of the Company is c/o Pure Resources, Inc., 500 West Illinois, Midland, Texas 79701.
(2) Includes (a) 1,860,069 shares directly owned or held by Mr. Hightower over which Mr. Hightower has sole voting power and sole investment power, (b) 57,226 shares held by Mr. Hightower's children, and (c) 633,142 shares
    subject to stock options that are exercisable within 60 days.   The number
    in the above table does not include 32,709,067 shares directly owned by Union Oil Company of California with respect to which Mr. Hightower may be deemed to share voting control by virtue of the Voting Agreement described herein. If these shares were included above, the total number of shares would be 35,259,504, and the percentage would be 70.5%.

(3) Includes (a) 461,178 shares held by Mr. Staley and (b) 120,360 shares subject to stock options that are exercisable within 60 days.
(4) Includes (a) 1,391 shares held by Mr. White, (b) 137,078 shares subject to stock options that are exercisable within 60 days and (c) 928 shares held indirectly through a 401(k) plan.
(5) Includes (a) 101 shares held by Mr. Dupriest and (b) 50,000 shares subject to stock options that are exercisable within 60 days.
(6) Includes (a) 113,227 shares held by Mr. Colwell and (b) 48,352 shares subject to stock options that are exercisable within 60 days.
(7) Mr. Chessum is an officer and Mr. Ling is an officer and director of Union Oil Company of California. Each individual disclaims beneficial ownership of shares owned by Union Oil Company of California.
(8) Includes (a) 2,822,359 shares held by the officers and directors as a group and (b) 1,199,613 shares that officers and directors as a group have the right to acquire within 60 days. The number in the above table does not include 32,709,067 shares directly owned by Union Oil Company of California with respect to which Mr. Hightower may be deemed to share voting control by virtue of the Voting Agreement described herein. If these shares were included above, the total number of shares would be 36,731,039 and the percentage would be 73.4%.
(9) Based upon information reported in a Schedule 13D dated June 5, 2000 filed by Unocal Corporation and Union Oil Company of California (a wholly-owned subsidiary of Unocal Corporation) with the Securities and Exchange Commission ("SEC"). According to the report, 32,709,067 shares are directly owned by Union Oil Company of California (over which Unocal Corporation and Union Oil Company of California have sole dispositive power). The number in the above table does not include 2,550,437 shares owned or subject to options that are exercisable within 60 days held by Mr. Hightower, with respect to which, according to the report, Unocal Corporation and Union Oil Company of California may be deemed to share voting control by virtue of the Voting Agreement described herein. If these shares were included above, the total number of shares would be 35,259,504 and the percentage would be 70.5%.

Voting Agreement

    The Company, Union Oil and Jack D. Hightower entered into an Amended and Restated Stockholders Voting Agreement dated April 10, 2000, and effective upon the Merger (the "Voting Agreement"), in which Union Oil and Mr. Hightower agreed to vote all of their respective shares of the Company's capital stock to cause two persons designated by Mr. Hightower, up to five persons designated by Union Oil, and one person agreed upon by Union Oil and Mr. Hightower to be elected to the Company's Board of Directors. Under the Voting Agreement, Mr. Hightower will vote to elect to the Company's Board (a) five designees of Union Oil, if Union Oil owns greater than 50% of the Company's Common Stock; (b) four designees of Union Oil, if Union Oil owns greater than 35% but not more than 50% of the Company's Common Stock; or (c) two designees of Union Oil, if Union Oil owns greater than 10% but not more than 35% of the Company's Common Stock.

   Union Oil has the right to approve the nomination of the directors designated by Mr. Hightower, other than Mr. Hightower himself, which approval may not be unreasonably withheld. No more than two of the persons designated by Union Oil under the Voting Agreement may be affiliates of Union Oil. In the event that Union Oil is entitled to designate three or more persons under the Voting Agreement, one of the Union Oil affiliates designated must be approved by Mr. Hightower, and any non-Union Oil affiliate designated must be approved by Mr. Hightower. In each case Mr. Hightower's approval may not be unreasonably withheld.

   The stockholders voting agreement will terminate (i) if Union Oil and its affiliates beneficially own less than 10% of the outstanding Common Stock of the Company (ii) Mr. Hightower ceases to be the Chief Executive Officer of the Company or (iii) upon the written agreement by all parties thereto.

   Mr. Hightower's current designees are Mr. Hightower and George G. Staley. Darrell D. Chessum, Graydon H. Laughbaum, Jr., Timothy H. Ling, H D Maxwell and Herbert C. Williamson, III are the current designees of Union Oil. The current nominee mutually agreed upon by Mr. Hightower and Union Oil is Keith A. Covington.

                      PROPOSAL 1.  ELECTION OF DIRECTORS

   Eight directors are to be elected at the Annual Meeting. The eight nominees of the Board of Directors of the Company are named below. Each of the nominees has consented to serve as a director, if elected. Set forth below is certain information with respect to the nominees, including information as to each nominee's age as of March 21, 2001, position with the Company, business experience during the past five years and directorships of publicly-held companies. See the description of the Voting Agreement above for information about an agreement regarding election of directors.

   All duly submitted and unrevoked proxies will be voted for the nominees for directors selected by the Board of Directors, except where authorization so to vote is withheld. If any nominee(s) should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person(s) designated by the Board. With regard to the election of directors, votes may be cast in favor of or withheld from the nominee.

   The Board recommends that stockholders vote FOR the election of the following nominees.

Nominees for Election at the Annual Meeting

     Jack D. Hightower (52) has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since May 2000 and Titan since formation of Titan's predecessor in March 1995.

     George G. Staley (66) has served as Executive Vice President, Exploration and Director of the Company since May 2000 and of Titan since its formation. From 1975 until 1995, Mr. Staley served as President and Chief Executive Officer of Staley Gas Co., Inc. and Staley Operating Co., which are oil and gas exploration and operating companies.

     Darrell D. Chessum (51) has served as a director of the Company since its inception. Mr. Chessum has served as Treasurer of Unocal Corporation since 1990.

     Keith A. Covington (37) has served as a director of the Company since May 2000. Mr. Covington, since 1991, has served as Vice President of Davis Companies, a privately held family company in Los Angeles with responsibility for real estate and venture capital investments. Mr. Covington served as a project analyst of Janss Corporation, a real estate developer in Santa Monica, California from September 1989 to December 1990. He served as a Financial Analyst - Corporate Finance of PaineWebber Group Inc., an investment banking, securities and commodities firm, from August 1985 through June 1987.

     Graydon H. Laughbaum, Jr. (61) has served as a director of the Company since May 2000. Mr. Laughbaum has served as an advisor to Unocal Corporation on global energy issues since July 1, 1999. From August 1, 1997 until January 1, 1999, Mr. Laughbaum was Senior Vice President of New Ventures for Unocal Corporation. Prior to his appointment as Senior Vice President, he served as Corporate Vice President of Worldwide Exploration, Vice President for New Ventures in East Asia and Latin America and Vice President of Operations in the Energy Resources Division of Unocal Corporation from 1993 to 1997. From 1968 to 1993, he served in several management positions with Unocal Corporation. Mr. Laughbaum joined Union Oil as a Geological Engineer in 1964.

     Timothy H. Ling (43) has served as a director of the Company since its inception. He was named President and Chief Operating Officer of Unocal Corporation in January, 2001. Prior to this he served as Executive Vice President for North American Operations from March 1999 through December 2000 and was Unocal Corporation's Chief Financial Officer from October 1997 to May 2000. He was elected as a Director of Unocal Corporation in January 2000.
Prior to joining Unocal Corporation he was a partner of McKinsey & Company, Inc. and also worked as a geologist for the United States Geological Survey in Woods Hole, Massachusetts. Mr. Ling serves as a director of Astro All Asia Networks Ltd., a Malaysian company involved in radio and television broadcasting and direct satellite distribution in Asia; Chairman of the Board of Trade-Rander, Inc. an energy and petrochemical exchange; and a director of Natural Health Link, a small private healthcare company. He is also a director and officer of the Los Angeles Philharmonic Association.

     H D Maxwell (69) has served as a director of the Company since May 2000. Prior to retiring in 1993, he served as Chairman of Union Oil Company of Great Britain from 1992. Prior to 1992, he served in several management positions with Unocal Corporation. From 1988 to 1992, Mr. Maxwell was the President of Union Oil's North American Oil and Gas Division. He served as Vice President of Union Oil's Western Region from 1987 to 1988 and as Vice President of the Central Region from 1985 to 1987. He served as Vice President of the MEA Region from 1983 to 1985. During the period from 1976 to 1983, he was the President and Managing Director of Union Oil Company of Great Britain. Mr. Maxwell joined Union Oil in 1960 as a Reservoir Engineer.

     Herbert C. Williamson, III (52) has served as a director of the Company since May 2000 and of Titan since August 1999. Mr. Williamson, since April 1999 to the present, has served as chief financial officer and since August 1998 to present as director of Merlon Petroleum Company, a private oil and gas company involved in exploration and production in Egypt. Mr. Williamson served as Executive Vice President, Chief Financial Officer and director of Seven Seas Petroleum, Inc., a publicly traded oil and gas exploration company, from September 1997 to April 1999. From 1995 through September 1997, he served as Director in the Investment Banking Department of Credit Suisse First Boston.
Mr. Williamson served as Vice Chairman and Executive Vice President of Parker and Parsley Petroleum

Company, a publicly traded oil and gas exploration company (now Pioneer Natural Resources Company) from 1985 through 1995.

Directors' Meetings and Certain Committees of the Board of Directors

     The business and affairs of the Company are managed by and under the direction of the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. Other than action by written consent, the Board of Directors held three meetings during 2000. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which they served. The Company does not have a nominating committee.

     The Company's Board of Directors has a standing Compensation Committee, which is composed of Herbert C. Williamson, III and Keith A. Covington. Jack D. Hightower serves as an advisor to the Compensation Committee. The Compensation Committee reviews and sets the compensation levels of the Company's Chief Executive Officer and other executives, evaluates the performance of management and considers management succession and related matters. In addition, the Compensation Committee administers the annual and long-term incentive compensation plans of the Company. Other than action by written consent, the Compensation Committee met two times during 2000.

     The Company's Board of Directors has a standing Audit Committee, which is composed of Keith A. Covington, H D Maxwell and Herbert C. Williamson, III. The Audit Committee's primary responsibilities are to (i) serve as an independent and objective party to monitor the Company's financial reporting process and internal control system, (ii) review and appraise the audit efforts of the Company's independent accountants and (iii) provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors of the Company. Other than action by written consent, the Audit Committee met two times during 2000.

Compensation of Directors

     The Company pays each director who is not an employee of the Company, Unocal Corporation or any Unocal Corporation subsidiary (an "outside director") an annual fee of $30,000 for serving as a director. The Company also reimburses directors for travel, lodging and related expenses they may incur in attending board and committee meetings.

     The annual fee paid to outside directors is paid in the manner provided in the Company's Equity Plan for Outside Directors. Under the plan, the fee will generally be paid 40% in cash and 60% in the Company's common stock at market prices, but an outside director may elect to substitute the Company's common stock for some or all of his cash fee. An outside director may also elect to defer payment of some or all of his cash or stock fee, in which case fictional interest and/or dividend credits will be credited to a deferred compensation account. The directors who received "outside director" fees in 2000 were Keith
A. Covington, Graydon H. Laughbaum, Jr., H D Maxwell and Herbert C. Williamson, III.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the 1934 Act requires directors and officers of the Company, and persons who own more than ten percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2000 all
Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were met.

Compensation of Executive Officers

     Summary Compensation

   The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company (collectively, the "named executive officers") for the year indicated.

                                                    Summary Compensation Table
                                                                                                  Long Term
                                                                                                Compensation
                                                      Annual Compensation (1)                      Awards
                                         -----------------------------------------------------  ---------------
                                                                                                     Shares
                                                                              Other Annual         Underlying        All Other
              Name and                              Salary       Bonus       Compensation (2)        Options        Compensation
        Principal Position                 Year       ($)         ($)              ($)               (#)(3)             ($)
-------------------------------------    --------  --------   ------------   -----------------  ---------------    --------------
Jack D. Hightower....................      2000     277,615    480,000 (4)         --               1,890,000        6,412 (5)
   President and Chief Executive
    Officer
George G. Staley.....................      2000     129,808    175,000              --                340,000        2,870 (6)
   Executive Vice President,
    Exploration
William K. White.....................      2000     116,106    120,000 (4)          --                197,000        9,335 (7)
   Vice President, Finance and
    Chief Financial Officer
Gary M. Dupriest.....................      2000      96,663     83,000              --                222,000       17,628 (8)
   Vice President, Operations
Dan P. Colwell.......................      2000      95,192     83,000              --                187,000       10,716 (9)
   Vice President, Land

___________________

(1) The compensation amounts in the table are for the period May 26, 2000 through December 31, 2000, except where indicated. Prior to the Merger, the Company had no employees.
(2) Other Annual Compensation does not include perquisites and other personal benefits if the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10% of individual combined salary and bonus for the named executive officer in each year.
(3) Includes shares underlying options granted by the Company (i) in fiscal 2000 and (ii) on December 13, 1999 to prospective officers of the Company that were contingent upon consummation of the Merger, in the following amounts: Mr. Hightower - 1,800,000 shares; Mr. Staley - 300,000 shares; Mr. White - 175,000 shares; Mr. Dupriest - 200,000 shares; Mr. Colwell -165,000 shares.
(4)  Bonus for Mr. Hightower and Mr. White was earned in 2000 and paid in 2001.
(5) Consists of premiums paid by the Company under a nondiscriminatory group insurance program and contributions by the Company under its 401(k) Retirement Plan of $1,950 and $4,462, respectively, during 2000.
(6) Consists of premiums paid by the Company under a nondiscriminatory group insurance program and contributions by the Company under its 401(k) Retirement Plan of $1,774 and $1,096, respectively, during 2000.
(7) Consists of premiums paid by the Company under a nondiscriminatory group insurance program and contributions by the Company under its 401(k) Retirement Plan of $1,849 and $7,486, respectively, during 2000.
(8) Consists of premiums paid by the Company under a nondiscriminatory group insurance program and contributions by the Company under its 401(k) Retirement Plan of $1,628 and $16,000, respectively, during 2000.
(9) Consists of premiums paid by the Company under a nondiscriminatory group insurance program and contributions by the Company under its 401(k) Retirement Plan of $1,697 and $9,019, respectively, during 2000.

     Option Grants

     The following table contains information about stock option grants to the named executive officers in 2000 (except as indicated):

                                                 Option Grants in Last Fiscal Year
                                                                                                          Potential realizable
                                                                                                           value at assumed
                                                                                                           annual rates of stock
                                                                                                          price appreciation for
                                     Individual Grants                                                         option term
----------------------------------------------------------------------------------------  ------------------------------------------
                                           Percent of
                          Number of          total
                         securities         options/    Exercise    Market
                         underlying       SARs granted     or      Price on
                          Options/        to employees    base      Date of
                        SARs granted       in fiscal      price     Grant    Expiration     0%             5%            10%
        Name                 (#)            year (1)    ($/Share)  ($/Share)    date       ($)            ($)            ($)
---------------------  ---------------  -------------- ---------- ---------- --------- ----------  ---------------- ----------------
Jack D. Hightower....   1,300,000 (2)       25.17%       9.30       14.75     12/13/09  7,085,000    19,143,800 (5)  37,645,400 (5)
                          500,000 (2)        9.68%      17.08       14.75     12/13/09      --        3,473,000 (5)  10,589,000 (5)
                           90,000 (4)        1.74%      17.63       17.63     12/04/10      --          997,830 (5)   2,528,820

George G. Staley.....     200,000 (2)        3.87%       9.30       14.75     12/13/09  1,090,000     2,945,200 (5)   5,791,600 (5)
                          100,000 (2)        1.94%      17.08       14.75     12/13/09      --          694,600 (5)   2,117,800 (5)
                           40,000 (4)        0.77%      17.63       17.63     12/04/10      --          443,480       1,123,920

William K. White.....     135,000 (3)        2.61%       9.30       14.75     12/13/09    735,750     1,988,010 (5)   3,909,330 (5)
                           40,000 (3)        0.77%      17.08       14.75     12/13/09      --          277,840 (5)     847,120 (5)
                           22,000 (4)        0.43%      17.63       17.63     12/04/10      --          243,914         618,156

Gary M. Dupriest.....     125,000 (3)        2.42%       9.30       14.75     12/13/09    681,250     1,840,750 (5)   3,619,750 (5)
                           75,000 (3)        1.45%      17.08       14.75     12/13/09      --          520,950 (5)   1,588,350 (5)
                           22,000 (4)        0.43%      17.63       17.63     12/04/10      --          243,914         618,156

Dan P. Colwell.......     125,000 (3)        2.42%       9.30       14.75     12/13/09    681,250     1,840,750 (5)   3,619,750 (5)
                           40,000 (3)        0.77%      17.08       14.75     12/13/09      --          277,840 (5)     847,120 (5)
                           22,000 (4)        0.43%      17.63       17.63     12/04/10      --          243,914         618,156

________________

(1) The total number of options granted to employees in 2000 used to calculate these percentages includes shares underlying options granted, pursuant to the merger agreement with Titan, by the Company on December 13, 1999 to prospective officers of the Company that were contingent upon consummation of the Merger.
(2) Pursuant to the merger agreement with Titan, these options were granted on December 13, 1999 and were contingent upon the Merger. The options vest at a rate of 1/3 per year beginning December 13, 2000.
(3) Pursuant to the merger agreement with Titan, these options were granted on December 13, 1999 and were contingent upon the Merger. The options vest at a rate of 1/4 per year beginning December 13, 2000.
(4) Options were granted on December 4, 2000. Options vest at a rate of 1/3 per year for each of Messrs. Hightower and Staley and at a rate of 1/4 per year for all others beginning December 4, 2001.
(5) Since these options were granted on December 13, 1999, and were contingent upon the consummation of the Merger, the fair market value of the options underlying the grants was established on May 26, 2000 (the effective date of the Merger) by using the closing trading price of the Company's Common Stock on May 26, 2000.

     Option Exercises and Year-End Option Values

     The following table provides information about the number of shares issued upon option exercises by the named executive officers during 2000, and the value realized by the named executive officers. The table also provides information about the number and value of options that were held by the named executive officers at December 31, 2000.

                                Aggregated Option Exercise in Last Fiscal Year
                                       and Fiscal Year End Option Values

                                                             Number of Securities       Value of Unexercised
                                                            Underlying Unexercise       In-the-Money Options
                                 Shares                    Options at 12/31/00 (#)         at 12/31/00 ($)
                              Acquired on     Value       --------------------------  ---------------------------
       Name                   Exercise (#)  Realized ($)  Exercisable  Unexercisable  Exercisable   Unexercisable
-------------------------     ------------  ------------  -----------  -------------  -----------   --------------
Jack D. Hightower........           --         --             633,142      1,289,999    5,573,802       10,782,458
George G. Staley.........           --         --             120,360        239,999    1,018,460        1,776,128
William K. White.........           --         --             137,078        153,250      953,486        1,261,428
Gary M. Dupriest.........           --         --              50,000        172,000      401,625        1,262,515
Dan P. Colwell...........           --         --              48,352        145,750      433,201        1,179,303

     Compensation Arrangements

     Hightower Employment Agreement.  On the effective date of the Merger, the
     ------------------------------
Company entered into an employment agreement with Jack D. Hightower, with a term of three years and a rollover provision so that the term at all times is no less than two years. Under the agreement, Mr. Hightower receives an annual salary of $480,000, plus business expenses and other specified benefits, for serving as Chief Executive Officer of the Company. Mr. Hightower also receives an annual bonus that is at least $240,000, with the exact amount to be determined by the Compensation Committee of the Company's board of directors. The employment agreement also provides for the purchase by the Company of life and disability insurance for Mr. Hightower.

     The Company's employment agreement with Mr. Hightower also includes provisions regarding severance and retention that provide that if he is terminated, other than for cause, or resigns as Chief Executive Officer of the Company for good reason, Mr. Hightower's outstanding options will vest, he will receive three times the total of his annual salary plus his average annual bonus for the last three years, but not less than $240,000, with a gross-up payment to offset fully the effect of any federal excise tax imposed on the severance payment, and the Company will take action to prevent automatic termination of his options as a result of the termination. In the event Mr. Hightower resigns his employment with the Company other than for good reason, his non-vested options will expire without vesting and he will be entitled to a severance benefit equal to his total annual salary plus an amount, but not less than $240,000, equal to the average of prior three years' bonuses, with a gross-up payment to offset fully the effect of any federal excise tax imposed on the severance payment.

     A termination for good reason under the Mr. Hightower's employment agreement means:

     . The Company's failure to comply with any material provision of the employment agreement which has not been cured within 60 working days after notice of the noncompliance has been given by him to the Company;

     . a material change in the nature or scope of his duties from those engaged in by him immediately prior to the date of the employment agreement;

     . a reduction in his annual base salary from that provided to him in the employment agreement;

     . a material diminution in his eligibility to participate in or in the benefits provided him under any bonus, stock option or other incentive compensation plans or employee welfare and pension benefit plans, such as medical, dental, life insurance, retirement and long-term disability plans, from that provided him on the date of the employment agreement;

     . any required relocation outside of Texas, including any required business travel in excess of the greater of 90 days per year or the level of business travel of the employee for the year prior to the date of the employment agreement;

     . failure by him and the Company, or its successor, to reach an agreement on or prior to a change of control of Unocal Corporation, which is Union Oil's parent, or the Company as to the terms of his employment following the change of control, which terms are acceptable to him in his sole discretion; or

     . Union Oil's becoming the beneficial owner of 85% or more of the Company's common stock or voting securities.

     Mr. Hightower's employment agreement includes provisions under which the Company grants Mr. Hightower a right that will permit him to require the Company, at any time during the 90 days after the occurrence of any of the triggering events specified in the agreement, to purchase all or a portion of his shares of the Company's common stock that were either received in the Merger in exchange for Titan stock held by him on December 1, 1999 or were purchased through stock option exercises. If Mr. Hightower either does not exercise the right in a situation other than in connection with a change of control of the Company or Union Oil, or exercises the right with respect to only a portion of the shares, he can not later cause the Company to purchase additional shares
after another triggering event.   Events that will trigger the rights include:

     . termination of his employment by the Company without cause (as defined in the employment agreement);

     . termination of his employment for any reason at any time on or after the third anniversary of the closing of the Merger;

     .    a change of control (as defined in the agreement) of the Company;

     .    a change of control (as defined in the agreement) of Unocal
          Corporation;

     .    his death or disability;

     . his resignation from the Company for good reason (as defined in the agreement); or

     . Union Oil's becoming the beneficial owner of 85% or more of the Company's voting securities.

     The price at which the Company will be required to purchase the applicable shares of the Company's common stock from Mr. Hightower will be a "per share net asset value" which generally means (a) 110% of the net asset value, as defined, in the proved reserves of the Company, less (b) the funded debt of the Company.

     Executive Severance Agreements.  The Company entered into a severance
     ------------------------------
agreement in August, 2000 with each of George G. Staley, William K. White, Gary
M. Dupriest, Dan P. Colwell, Thomas H. Moore, Rodney L. Woodard, John L. Benfatti, Susan D. Rowland and Darin G. Holderness. The agreements provide that upon the occurrence of specified events, the executive officer's options will vest, the executive officer will receive a cash severance payment equal to the officer's annual salary and bonus multiplied by one, or by two in the case of Mr. Staley, with a gross-up payment to offset fully the effect of any federal excise tax imposed on the severance payment, and the Company will take action to prevent automatic termination of his options as a result of the termination.
The events triggering the severance benefits include termination of employment by the Company other than for cause (as defined in the agreement), or termination by the executive for good reason. The definition of good reason under the severance agreements, insofar as it relates to change of control matters, is generally the same as described above for Mr. Hightower's employment agreement.

     The severance agreements also include rights similar to those of Mr. Hightower to require the Company, at any time during the 90 days after the occurrence of any of the triggering events specified in the agreement, to purchase all or a portion of his shares of the Company's common stock that were either received in the Merger in exchange for Titan stock held by him on December 1, 1999 or were purchased through stock option exercises. Events that will trigger the rights are generally the same as described above for Mr. Hightower's employment agreement.

Report of the Compensation Committee on Executive Compensation Policy

To the Stockholders
of Pure Resources, Inc.:

     As members of the Compensation Committee, it is our responsibility to review and set the compensation levels of the Company's Chief Executive Officer and other officers, evaluate the performance of management and consider management succession and related matters. In addition, we administer the annual and long-term incentive compensation plans of the Company. Jack Hightower, Chief Executive Officer of the Company, acts as a non-voting advisor to the Compensation Committee. Mr. Hightower makes recommendations to the Compensation Committee with respect to salaries and incentive awards for officers of the Company. The Compensation Committee meets outside the presence of the Chief Executive Officer on certain matters, including Chief Executive Officer compensation.

     With respect to the 2000 compensation, the Compensation Committee had not adopted a structured salary, bonus and equity compensation program. The Compensation Committee considers information with respect to the reasonableness of compensation paid to officers of the Company, as well as all employees of the Company and its subsidiaries in managerial positions. The Compensation Committee reviewed the salaries and other compensation being paid within the industry, the Company's peer group and the performance of the Company in assessing its compensation levels. The Compensation Committee believes the current compensation levels for all officers of the Company are fair and reasonable and are within the median range of compensation provided officers of the Company's peer group. The Compensation Committee will continue to monitor the compensation of the Company's officers in relation to the industry, the Company's peer group and the Company's performance.

Compensation Policies and Programs

     The Company's executive compensation policy is designed to attract, motivate, reward and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. In order to meet these goals, the Company's compensation policy for its executive officers focuses primarily on determining appropriate salary levels and providing long-term stock-based incentives. To a lesser extent, the Company's compensation policy also contemplates performance-based cash bonuses. The Company's compensation principles for the Chief Executive Officer are identical to those of the Company's other executive officers, except that Chief Executive Officer's employment agreement establishes a minimum base salary and cash bonus. The executive compensation program for 2000 consisted of three elements: base salary, annual incentive bonus and equity compensation.

     Base Salary. Base salary for executive officers is determined in part by competitive factors and the marketplace. In determining its recommendations for adjustments to officers' base salaries for fiscal 2001, the Company also focused on the scope of each officer's responsibilities, each officer's contributions to the Company's success in moving toward its long-term goals during the fiscal year, the integration of the Company's acquisition of Titan Exploration, Inc., the Company's assessment of the quality of services rendered by the officer, comparison with compensation for officers of comparable companies and an appraisal of the Company's financial position. The Compensation Committee was not involved in determining the initial base salary levels for the Company, including the salary levels of the Chief Executive Officer and other officers of the Company, for 2000. These salary levels were either carried forward from those prior to the merger with Titan or were determined pursuant to the agreement and plan of merger with Titan dated as of December 13, 1999. However, following the merger with Titan, the Compensation Committee accepted Mr. Hightower's recommendation to adjust the salaries of John L. Benfatti, Susan D. Rowland and Darin G. Holderness to reflect their performance and to bring their salaries in line with market conditions.

     Annual Incentive Bonus. The compensation policy of the Company is that a part of the annual compensation of each officer be related to and contingent upon the performance of the Company, as well as the individual contribution of each officer. In addition, the Compensation Committee, in tandem with the Chief Executive Officer, reviewed compensation information for officers of companies comparable to the Company and those of the Company's peer group in an effort to ensure that the Company's bonuses are competitive. Bonuses for all officers, except for the Chief Executive Officer, were proposed by the Chief Executive Officer to the Compensation Committee, which the Compensation Committee reviewed and accepted. Each officer's bonus, excluding that of the Chief Executive Officer, was approximately 50% of such officer's then-current salary. The Compensation Committee believes these bonuses are fair and reasonable and are near the median range of the Company's peer group.

     Equity Compensation. The grant of stock options to officers constitutes an important element of long-term compensation for the officers. The grant of stock options increases management's equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's stockholders. The Compensation Committee believes that stock options in the Company provide a direct link between executive compensation and stockholder value. By attaching vesting requirements, stock options also create an incentive for officers to remain with the Company for the long term. Pursuant to the agreement and plan of merger with Titan, stock option grants, which were contingent upon consummation of the merger, were made by the Company's pre-merger board of directors on December 13, 1999. Other stock option grants in 2000 to officers, including the Chief Executive Officer, were based on performance, market conditions and each officer's respective contribution to the Company. In January 2001, all officers and employees received grants of stock options based on 10% of their annual salary divided by the then-current stock price. Generally, all options granted have annual vesting requirements which are over a three to four-year period.

     Chief Executive Officer Compensation. Pursuant to the agreement and plan of merger, the Company entered into an employment agreement with its Chief Executive Officer, Jack D. Hightower, that became effective at the time of the merger. The agreement has a term of three years and a rollover provision so that the term at all times is no less than two years. Under the agreement, Mr. Hightower receives an annual salary of $480,000, plus business expenses and other specified benefits, for serving as Chief Executive Officer of the Company. Mr. Hightower also receives an annual bonus that is at least $240,000, with the exact amount to be determined by the Compensation Committee of the Company's board of directors.

     The Committee believes the terms of the Chief Executive Officer's employment agreement, as described above, currently provide a level of compensation commensurate with his talents, skills and responsibilities. As indicated above, the factors and criteria upon which the compensation of Jack D. Hightower, the Chief Executive Officer, is based are identical to the criteria used in evaluating the compensation packages of the other officers of the Company, except that his employment agreement sets minimum base salary and cash bonus. The Chief Executive Officer's individual contributions to the Company included his leadership role in establishing and retaining a strong management team, developing and implementing the Company's business plans and attracting investment capital to the Company. In addition, the Compensation Committee reviewed compensation levels of chief executive officers within the industry and among the Company's peer group. Pursuant to Mr. Hightower's employment agreement, the Compensation Committee approved an annual cash bonus of $480,000 for 2000. Mr. Hightower was also granted 90,000 stock options, which have an exercise price equal to the grant date market price and which vest ratably over three years. The Compensation Committee believes that Mr. Hightower's bonus and equity compensation is fair and reasonable. His bonus and equity compensation is in the upper range relative to that of the Company's peer group. The Compensation Committee believes Mr. Hightower's bonus equity compensation should be at the upper range of the Company's peer group due to Mr. Hightower's individual contributions noted above, the financial performance of the Company and the extraordinary skill and perseverance demonstrated by his origination, structuring, negotiating and managing the combination of Titan and the Permian Basin business unit of Union Oil.

     Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a Company's chief executive officer and each of its other four most highly compensated executive officers. The $1 million deduction limit does not apply, however, to "performance-based compensation" as that term is defined in Section 162(m) of the Code and the regulations promulgated thereunder. Although the Company's 1999 Incentive Plan does not satisfy the conditions of Section 162(m), in the judgment of the Board of Directors, such plan is appropriate for the Company. The Company will continue to analyze its executive compensation practices and plans on an ongoing basis with respect to Section 162(m) of the Code. Where it deems advisable, the Company will take appropriate action to maintain the tax deductibility of its executive compensation.

     Summary. The members of the Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. As performance goals are met or exceeded, resulting in increased value to stockholders, executive officers are to be rewarded commensurately. The members of the Committee believe that compensation levels during 2000 adequately reflect the compensation goals and policies of the Company.

March 21, 2001                           Compensation Committee

                                         Herbert C. Williamson, III
                                         Keith A. Covington

Compensation Committee Interlocks and Insider Participation

     Jack D. Hightower, President, Chief Executive Officer and Chairman of the Board serves as an advisor to the Compensation Committee of the Board of Directors. The directors abstained from participation in compensation determinations concerning their own compensation. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served on the Board of Directors of the Company.

Certain Relationships and Related Transactions

     Oil and Gas Sales. Effective upon the Merger and in order to facilitate the transition process, the Company and Union Oil entered into a month-to-month oil and gas sales arrangement whereby Union Oil agreed to purchase certain quantities of oil and gas from the Company, at market prices. This agreement is no longer in effect. In 2000, sales to Union Oil and its affiliates accounted for approximately thirty-five percent of the Company's total oil and gas revenues. The Company has not entered into any long-term oil and gas purchase agreements with Union Oil.

     Certain Unocal Corporation Properties. Union Oil has a common ownership interest in oil and gas properties that are operated by the Company, and, in accordance with standard operating agreements, makes payments to the Company for leasehold costs, drilling costs and lease operating and supervision charges. These payments were approximately $2.5 million in 2000. Revenue received in connection with these oil and gas properties were approximately $4.7 million in 2000.

     Operating Agreements. Messrs. Hightower and Staley and their affiliates have a common ownership interest in oil and gas properties that are operated by the Company. These interests were owned by Messrs. Hightower and Staley and their affiliates prior to the formation of the Company and its predecessor entities. In accordance with standard industry operating agreements, Messrs. Hightower and Staley make payments to the Company for leasehold costs, drilling costs and lease operating and supervision charges. These parties received payments in 2000 of approximately $23,000 from the salvage value of equipment, net of lease operating expenses. Revenues received in connection with these oil and gas properties were approximately $11,000 in 2000. The fees charged by the Company to Messrs. Hightower and Staley are the same as those charged to unaffiliated third parties that are also party to the operating agreement.

     Office Lease. The Company's offices are located in the Pure Resources Building at 500 West Illinois, Midland, Texas, and were originally leased from Midland Prop, Ltd., an affiliate of Mr. Hightower. In March, 2001, Mr. Hightower's affiliate sold the building to an unrelated third party. In 2000, the Company originally entered into a ten-year office lease with Midland Prop, Ltd. which terminated in July 2010. Subsequently, the term of the lease agreement was reduced to seven and one-half years. The lease agreement terms are comparable to those that could be reached in an arms-length transaction with a third party. The current lease requires monthly rent payments of $102,000 for years one through five and $112,000 annually for the last two and one-half years.

     Joint Development Agreement. In 2000, the Company entered into a Joint Development Agreement ("JDA") to explore a designated prospect area with a group of industry partners, including George G. Staley. The properties associated with the JDA represent assets owned by Mr. Staley prior to his employment with the Company and its predecessor entities. Mr. Staley has a 10% interest in the JDA. The terms of the JDA are comparable to those in the industry and that would be reached in an arms-length transaction with a third party. There was no cash initially paid to the partners, as the Company is carrying the partners in the drilling for the first four wells in the JDA, subject to various provisions of the JDA. In 2000, the Company spent approximately $450,000 to acquire additional acreage in the JDA and incurred approximately $3.5 million in drilling of the first well under the JDA.

     Officer Loans. Prior to the Merger, certain officers and employees of the Company entered into promissory notes with Titan for the purpose of receiving funds to exercise stock options and pay tax obligations related to the option exercises. The option agreements of these officers and employees provided for the use of the promissory notes to exercise the options. The promissory notes and related interest are recourse to the officers and employees. The promissory notes are primarily secured by Common Stock.

     The interest rate on the promissory notes is initially 6.34%. The principal and interest on the promissory notes is due in full on November 11, 2002. The following table sets forth the directors and executive officers that were indebted to a subsidiary of the Company under such notes in an amount in excess of $60,000, at some point during 2000.

                                                            Largest Aggregate Amount of
                                                          Indebtedness Outstanding during    Amount Outstanding
              Name and Relationship                                 Fiscal 2000            as of February 28, 2001
              ---------------------                                 -----------            -----------------------
Jack D. Hightower...................................                $4,807,317                    $4,292,135
George G. Staley....................................                $2,458,265                    $1,971,804
Dan P. Colwell......................................                $  605,365                    $  226,871
Thomas H. Moore.....................................                $  627,527                    $  250,062
Rodney L. Woodard...................................                $  622,664                    $  245,097
John L. Benfatti....................................                $  260,280                    $       --
Susan D. Rowland....................................                $  134,910                    $       --

Report of the Audit Committee

To the Stockholders
of Pure Resources, Inc.:

     As members of the Audit Committee of the Board of Directors, we are responsible for helping to ensure the reliability of the Company's Financial Statements. In keeping with this goal, the Board of Directors has adopted a written charter (attached to this proxy statement as Exhibit A) for the Audit Committee to follow. The Audit Committee evaluated the charter's adequacy in 2000 and was satisfied therewith.

     Independence of Audit Committee Members. Each of the three members of the Audit Committee is independent, as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards.

     Review and Discussions. The Audit Committee has reviewed and discussed the Company's audited financial statements with management. It has also discussed with the independent auditors the matters required to be discussed by SAS No. 61 (Codification of Statements on Auditing Standards, AU (S) 380). Additionally, the Audit Committee has received the written disclosures and the letter from the independent accountants at KPMG LLP, as required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent accountants that firm's independence from the Company and its management.

     In an effort to maintain the accountant's independence, the Audit Committee has considered whether KPMG LLP's rendering of non-audit services is compatible with maintaining its independence. We have concluded that the rendering of both types of services does not result in a conflict.

     Fees Billed to the Company by KPMG LLP During Fiscal 2000.

     Audit Fees:

     Audit fees billed or to be billed to the Company by KPMG LLP during the Company's 2000 fiscal year for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled approximately $192,000.

     Financial Information Systems Design and Implementation Fees:

     The Company paid KPMG LLP no fees for financial information systems design and implementation during the Company's 2000 fiscal year.

     All Other Fees:

     Fees billed to the Company by KPMG LLP during the Company's 2000 fiscal year for all other non-audit services rendered to the Company totaled approximately $20,000.

     Recommendation to Include Audited Financial Statements in Annual Report. Based on the Audit Committee's discussions with management and the independent accountants, and its review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 with the Securities and Exchange Commission.

March 21, 2001                           Audit Committee

                                         Keith A. Covington
                                         H D Maxwell
                                         Herbert C. Williamson, III

Performance Graph

     The following graph shows a comparison of cumulative total stockholder returns for the Common Stock of the Company, the Standard & Poor's 500 Index and the composite peer group since May 26, 2000.


                   COMPARISON OF CUMULATIVE TOTAL RETURN (1)
                     AMONG THE COMPANY, THE S&P 500 INDEX
                           AND COMPOSITE PEER GROUP

                             [GRAPH APPEARS HERE]


                                       May 26, 2000      December 31, 2000
                                       ------------      -----------------
         Pure Resources............         100               137.29
         S&P 500 Index.............         100                91.61
         Peer Group (2)............         100               136.01

________________

(1) Total return assuming reinvestment of dividends. Assumes $100 invested on May 26, 2000 in Common Stock of Pure Resources, the Standard & Poor's 500 Index and the composite peer group.
(2) The composite peer group includes the following companies: Barrett Resources Corporation, Belco Oil & Gas Corp., Tom Brown, Inc., Cabot Oil & Gas Corp., Forest Oil Corporation, HS Resources Inc, Louis Dreyfus Natural Gas Corp., Newfield Exploration Company, Pioneer Natural Resources Company and Prize Energy Corp.

           PROPOSAL 2.  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Following the recommendation of the Audit Committee, the Board of Directors has appointed, and recommends the approval of the appointment of, KPMG LLP, as independent auditors for the year ending December 31, 2001. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

     Although stockholder approval of the selection of KPMG LLP is not required, the Board of Directors believes that it is appropriate to seek stockholder approval of this appointment. If the stockholders fail to approve the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is approved, the Board, at its discretion, may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

     Prior to the Merger, KPMG LLP audited Titan, and PricewaterhouseCoopers LLP audited the Permian Basin business unit (the "PBBU") of Union Oil. As part of the Merger, Titan's management team remained intact and now manages the Company. At a meeting held on June 27, 2000, the Board of Directors and Audit Committee of the Company approved the engagement of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2000. In light of this decision, PricewaterhouseCoopers LLP was terminated as the auditors of the Company. The reports of PricewaterhouseCoopers LLP on PBBU's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of PBBU's financial statements for each of the two fiscal years ended December 31, 1998 and 1999, and in the subsequent interim period, there were no disagreements with PricewaterhouseCoopers LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused PricewaterhouseCoopers LLP to make reference to the matter in their report. The Company requested PricewaterhouseCoopers LLP to furnish the Company with a letter addressed to the SEC stating that PricewaterhouseCoopers LLP agrees with the above statements. A copy of that letter was filed with the SEC as an amendment to its Form 8-K on July 10, 2000.

     Unless stockholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of KPMG LLP as the Company's auditors for 2001. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for ratification.

     The Board of Directors recommends that stockholders vote FOR the approval of the appointment of KPMG LLP.

                                 OTHER MATTERS

     The Board of Directors of the Company does not intend to present any other matters at the meeting and knows of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

Stockholder Proposals

     It is contemplated that the 2002 annual meeting of stockholders of the Company will take place in May of 2002. Shareholders' proposals will be eligible for consideration for inclusion in the proxy statement for the 2002 annual meeting pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, if such proposals are received by the Company before the close of business on November 30, 2001. Notices of shareholders' proposals submitted outside the processes of Rule 14a-8 will be considered timely, pursuant to the advance notice requirement set forth in the Company's bylaws, if such notices are filed with the secretary of the Company not less than 60 days nor more than 120 days prior to the meeting in the manner specified in the bylaws.

Form 10-K Annual Report

     The Company will provide without charge to each person from whom a proxy is solicited by this proxy statement, upon the written request of any such person, a copy of the Company's annual report on Form 10-K, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Section 13(a)-1 under the 1934 Act for the Company's most recent fiscal year. Requests should be directed to the Vice President, Administration and Corporate Secretary, Pure Resources, Inc., 500 West Illinois, Midland, Texas 79701. The Annual Report on Form 10-K is also available at the SEC's web site in its Edgar database (www.sec.gov).

                                    By Order of the Board of Directors



                                    Susan D. Rowland, Corporate Secretary

March 30, 2001
Midland, Texas

                                   EXHIBIT A


                                    CHARTER

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                             PURE RESOURCES, INC.


I.   PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (a) the financial reports and other financial information provided by Pure Resources, Inc. ("Pure") to any governmental body or the public; (b) Pure's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and (c) Pure's auditing, accounting and financial reporting processes, generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, Pure's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

(1) Serve as an independent and objective party to monitor Pure's financial reporting process and internal control system.

(2)  Review and appraise the audit efforts of Pure's independent accountants.

(3) Provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.  COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, free from any relationship that, in the opinion the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in education programs conducted by Pure, outside consultants or other forums as determined by the Audit Committee.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve at the discretion of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review Pure's financial statements.

IV.  RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

A.   Documents/Reports Review

1) Review and update this Charter periodically, at least annually, as conditions dictate.

2) Review with the independent auditor and financial management the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

3) Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification report, opinion, or review rendered by the independent accountants.

4)   Consider and review with management and the independent auditor:

     a) Significant findings during the year, including the Status of Previous Audit Recommendations.
     b)  Any changes required in the planned scope of the audit plan.

5) Advise financial management and the independent auditor they are expected to provide a timely analysis of significant current financial reporting issues and practices.

6) Provide that the independent auditor discuss with the audit committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by Pure and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

7) Inquire as to the auditor's independent qualitative judgments about the appropriateness, not just the acceptability, of the accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by Pure.

8) Inquire as to the independent auditor's views about whether management's choices of accounting principles are conservative, moderate, or aggressive from the perspective of income, asset and liability recognition, and whether those principles are common practices or are minority practices.

9) Determine, with respect to new transactions or events, management's and the independent auditor's reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management.

10) Determine management's and the independent auditor's reasoning for the appropriateness of changes in accounting principles and disclosure practices.

11) Report periodically to the Board of Directors on significant results of the foregoing activities.

12) Review with financial management all SEC financial filings prior to filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

13) Review with management and the independent auditor other matters related to the conduct of the audit which are to be communicated to the Audit Committee under Generally Accepted Auditing Standards.

14) Instruct the independent auditor that the Board of Directors is the independent auditor's client.

B.   INDEPENDENT ACCOUNTANTS

1) Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants.

2) On an annual basis, the Committee should review and discuss with the independent accountants all significant relationships the accountants have with Pure to determine the accountants' independence.

3) Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

4) Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

C.   FINANCIAL REPORTING PROCESSES

1) In consultation with the independent accountants, review the integrity of the organization's financial reporting processes, both internal and external.

2) Consider the independent accountants' judgments about the quality and appropriateness of Pure's accounting principles as applied in its financial reporting.

3) Consider and approve, if appropriate, major changes to Pure's auditing and accounting principles and practices as suggested by the independent accountants and management.

D.   PROCESS IMPROVEMENT

1) Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

2) Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

3) Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

4) Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

E.   ETHICAL AND LEGAL COMPLIANCE

1) Review with management to ensure that Pure's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements and are in keeping with proper ethical stands.

2) Review legal and ethical compliance matters including corporate securities trading, noncompete and Code of Conduct standards and policies. Insure these standards and policies are current and that an enforcement system is in place and working.

3) Review any legal matter that could have a significant impact on the organization's financial statements.

4) Perform any other activities consistent with this Charter, Pure's by-laws and governing law, as the Committee or the Board deems necessary or appropriate. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigation.

                                                      . FOLD AND DETACH HERE .
------------------------------------------------------------------------------------------------------------------------------------
     1. ELECTION OF DIRECTORS:
        [_]  FOR all nominees listed below             [_]  WITHHOLD AUTHORITY to vote for all nominees listed below
             (except as marked to the contrary below)

     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below.)

     Jack D. Hightower             George G. Staley              Darrell D. Chessum            Keith A. Covington
     Graydon H. Laughbaum, Jr.     Timothy H. Ling               H D Maxwell                   Herbert C. Williamson, III

     2.   PROPOSAL TO APPROVE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING
          DECEMBER 31, 2001:
                                                  [_]  FOR       [_]  AGAINST       [_]   ABSTAIN

     3. In their discretion, the proxies are authorized to vote with respect to any other matter which may properly come before the meeting or any adjournment(s) thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange
        Commission and by applicable state laws.

                                                                      Dated:__________________________________________________, 2001

                                                                      ______________________________________________________________
                                                                      Signature
                                                                      ______________________________________________________________
                                                                      Signature

                                                                      Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as
                                                                      attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                           . FOLD AND DETACH HERE .
--------------------------------------------------------------------------------

                             PURE RESOURCES, INC.
                               500 West Illinois
                             Midland, Texas 79701

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Jack D. Hightower and William K. White, and each of them, as the undersigned's attorneys and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as directed on the reverse side hereof, all the shares of common stock of PURE RESOURCES, INC. (the "Company") held of record by the undersigned on March 21, 2001, at the annual meeting of stockholders of the Company to be held on May 9, 2001, at 10:00 a.m., local time, in the 12th Floor Meeting Room of the Pure Resources Building at 500 West Illinois, Midland, Texas 79701, and at any adjournment(s) thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR ELECTION AS DIRECTORS AND FOR APPROVAL OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

  Sign, date and return the Proxy Card promptly using the enclosed envelope.